Exhibit 1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning her or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that she or it knows or has reason to believe that such information is inaccurate.

Date: April 7, 2022

QUEEN’S GAMBIT HOLDINGS LLC

By: /s/ Victoria Grace
Name: Victoria Grace
Title: Managing Member

/s/ Victoria Grace
Name: Victoria Grace